Exhibit 21.1

List of Subsidiaries of Perfect World Co., Ltd. (the “Registrant”)

Wholly-Owned Subsidiary

1. Beijing Perfect World Software Co., Ltd., a PRC Company

Affiliated Entity Consolidated in the Registrant’s Financial Statement

1. Beijing Perfect World Network Technology Co., Ltd., a PRC company